AUGUST 18, 2000
THE VIOLA GROUP, INC.

245,000 SHARES COMMON STOCK
This Prospectus relates to the proposed sale from time to time of up to an aggregate of 245,000 shares of common stock of The Viola Group, Inc., a New York corporation, (the "Company" or "Viola") by certain selling shareholders.

Each selling shareholder may sell all or any portion of his shares of common stock in one or more transactions in the over-the-counter securities market or in private, negotiated transactions. Each selling shareholder will determine the prices at which he sells his shares. We will not receive any of the proceeds from the sale of the shares by any selling shareholder, but we will pay all registration expenses. Each selling shareholder will pay all selling expenses, including all underwriting discounts and selling commissions.
The Common Stock is quoted on the NASD's OTC Bulletin Board
Display Service under the symbol "VIOL:BB."
SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR
INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE
INVESTORS.
THESE SECURITIES HAVE NOT BEEN APPROVED OR
DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION
OR ANY STATE SECURITIES COMMISSION NOR HAS THE
SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
CONTRARY IS A CRIMINAL OFFENSE.
Our principal executive offices are located at 1653 Haight Avenue, Bronx, New York 10461-1503. Our telephone number is (718) 409-6599.


TABLE OF CONTENTS


THE VIOLA GROUP, INC.

245,000 SHARES
COMMON STOCK
August 18, 2000

SUMMARY

THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE
MORE DETAILED INFORMATION APPEARING ELSEWHERE IN THIS
PROSPECTUS, INCLUDING "RISK FACTORS" HEREIN.

        THE COMPANY

        The Company is a holding company for a single wholly-owned subsidiary corporation, DataMEG, Corporation, a Virginia corporation, ("DataMEG") recently acquired through a binding share exchange in which the former shareholders of DataMEG became the holders of 90% of all issued and outstanding shares of the Company's common stock.

        The Company is a  corporation organized under the laws of the state of New York on October 14, 1982. Prior to the Share Exchange, Viola conducted a limited financial consulting business; its annual revenues for the last four
fiscal years ending June 30, 2000 totaled, in the aggregate, $6,500.   As
reported in Viola's Annual Report on Form 10-K for the fiscal year ending
June 30, 2000, Viola had $0 in total assets. On June 30, 2000 the total deficit stockholders equity on such date was -$36,139. Viola's business had been to pursue a business combination transaction with other companies in order to establish value and a potential for long term growth for the company's stock. Viola is quoted on the OTC Bulletin Board under the symbol "VIOL:BB". Except as described below under "Legal Proceedings", neither Viola, its Directors, Officers, affiliates or beneficial owner of more than 5% of its common stock is a party to, nor is its property subject to, any pending legal proceeding. In order to effect the Share Exchange with DataMEG, it was necessary to amend the Company's Certificate of Incorporation. To accomplish this, approximately $25,000 was required to be paid to the State of New York to reinstate Viola to active status before Viola's Amended and Restated Certificate of Incorporation became effective. DataMEG paid these expenses as part of the Share Exchange.

        DataMEG is a research and development stage company focused primarily on developing new technologies related to the internet and information access. DataMEG was incorporated in Virginia in 1999 and has its principal place of business at 3148 Dumbarton Street, NW., Washington, D.C. 20007. Telephone
(202) 965-2448.
        DataMEG has no material properties. Other than office supplies, furniture and equipment incidental to the development to the of its technology products, its primary assets are the technology it has and is developing for high speed data transmission over ordinary telephone lines referred to by the Company as a Communications Acceleration Systems (CAS), the ownership of which is currently the subject of pending litigation. (See "Legal Proceedings") DataMEG reports to have filed patents pertinent to this technology development and its proprietary tone, frequency, modulation technology. DataMEG's core strategy is to obtain business partners in specific market sectors that its feels will enhance its ability to introduce a working CAS network. As with all start-up companies, the success of its business plan, the viability of its technology, market acceptance of its products, when and if developed from such technology, and DataMEG's ability to obtain the necessary capital to implement
such plan are speculative.        Our executive offices are located at 1653
Haight Avenue, Bronx New York 10461-1503, and our telephone number is
(718) 409-6599.


RISK FACTORS

        IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS,
YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING RISK FACTORS IN CONNECTION WITH
AN INVESTMENT IN THE SHARES OF THE COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WHICH INVOLVE SUBSTANTIAL RISKS
AND UNCERTAINTIES. THESE FORWARD-LOOKING STATEMENTS CAN GENERALLY BE IDENTIFIED AS SUCH BECAUSE THE CONTEXT OF THE STATEMENT INCLUDES WORDS SUCH AS WE "BELIEVE," "ANTICIPATE," "EXPECT," "INTEND," OR OTHER WORDS OF SIMILAR IMPORT. SIMILARLY, STATEMENTS THAT DESCRIBE OUR FUTURE PLANS, OBJECTIVES AND GOALS ARE ALSO FORWARD-LOOKING STATEMENTS. OUR ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS COULD DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE
SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS.

LEGAL PROCEEDINGS

        On February 15, 2000 a complaint was filed by Quantum Advanced Technologies, Inc. in the Superior Court for the District of Columbia, Civil Division, Civil Action No. 00-0001066, against DataMEG Corporation, the three founders and principal stockholders thereof, Reggie L. Phillips, DataMEG's Chief Operating Officer, Andrew Benson, the Company's President and John P. Cairns, and against other entities affiliated with Messrs. Benson and Phillips. The Complaint alleges: in Count I, that Benson, Phillips, DataMEG and other entities with whom Benson and Phillips were affiliated breached a nondisclosure and confidentiality agreement with the Plaintiff by inducing Cairns to leave the Plaintiff's employment and to bring with him to DataMEG, disclose and use proprietary, confidential and trade secret information relating to a new modulation technology with enormous potential commercial value in the field of data transmission technology allegedly developed by Cairns at the end of 1996 while an employee of Plaintiff; Count II alleges that the same conduct by Benson, Phillips, DataMEG, and other entities with whom Benson and Phillips are affiliated, is in violation of the Uniform Trade Secrets Act. Count III alleges that Benson, Phillips, DataMEG and other affiliates with whom Benson and Phillips are affiliated, tortuously interfered with the Plaintiff's contractual relationship with Cairns. Count IV alleges that Benson, Phillips, DataMEG, and other entities with whom Benson and Phillips are affiliated, tortuously interfered with Plaintiff's prospective business expectancy by misappropriating the Plaintiff's proprietary, confidential and trade secret information and by attempting to develop, market and sale products, services and applications which use the claimed proprietary technology. Count V alleges that Cairns breached his employment agreement with the Plaintiff by disclosing the aforesaid proprietary, confidential and trade secret information to Benson, Phillips, DataMEG and other entities with whom Benson and Phillips are affiliated. Count VI alleges that Cairns breached a fiduciary duty of confidentiality owed by virtue of his employment with the Plaintiff with respect to its proprietary confidential and trade secret information. And Count VII alleges that Cairns has violated the Uniform Trade Secrets Act of the District of Columbia by virtue of his disclosure of the Plaintiff's alleged proprietary confidential and trade secret information relating to the technology and conduct constituting his misappropriation of the Plaintiff's trade secrets in violation of the Uniform Trade Secrets Act. The Complaint seeks declaratory and injunctive relief, compensatory and punitive damages in unspecified amounts and a decree directing that all inventions, improvements, developments conceived, produced or developed by the Defendants or any of them relating to the Plaintiff's claim of proprietary, confidential and trade secret information be assigned to the Plaintiff. The Complaint also seeks costs and attorneys fees as provided in the alleged nondisclosure and confidentiality agreement to which the Defendants are allegedly parties.

        Both DataMEG and Messrs. Phillips, Benson and Cairns dispute the allegations of the Complaint. DataMEG contends that the Tone Frequency Technology that DataMEG is developing is unrelated to the Waveform Technology owned by Quantum Advanced Technologies and therefore, believes that it has not violated any rights of Quantum Advanced Technologies.
The ultimate outcome of the litigation which may extend over a substantial period of time is uncertain. At a minimum, such litigation may distract the management of DataMEG from expending time and efforts on behalf of the business of that company.

ABSENCE OF AUDITED FINANCIAL INFORMATION

        Pursuant to its Current Report of Form 8-K filed by the Company on August 18, 2000, the Company does not intend to file audited consolidated financial statements reflecting the results of the Company's acquisition of DataMEG for up to 60 days following its filing of the referenced Current Report. The absence of these financial statements, and the information revealed therein, when and as filed, will likely be a material factor in deciding whether to purchase shares offered hereby.

LACK OF CAPITAL RESOURCES

        As reported in Viola's Annual Report on Form 10-K for the fiscal year ending June 30, 2000, as of that date Viola had $0 in total assets and
a deficit stockholders equity of -$36,139.   The closing of the Share
Exchange Agreement between the Company and DataMEG was conditioned on DataMEG's obtaining commitments to loan it at least $850,000 on terms satisfactory to DataMEG. This condition was not satisfied, but was waived by the parties. Currently, neither the Company nor DataMEG is able to fund current operations and each is exploring ways to meet cash requirements.
No assurance, however, can be made that the Company will be successful in these endeavors and failure could result in a total loss of any investment in the Company.

AGREEMENT REGARDING CONTROL OF THE VIOLA BOARD OF DIRECTORS

        The Agreement and Plan of Share Exchange provides that promptly upon compliance with the requirements of Section 14(f) of the Securities Exchange Act of 1934 and Rule 14(f)-1 promulgated thereunder, two designees of DataMEG shall be appointed to serve the vacant unexpired terms of office of former Directors of Viola's Board of Directors. The effect of the foregoing would be to put designees of DataMEG, the acquired corporation, in control of the Company's Board of Directors, without a vote of the stockholders. Rule 14(f)-1 requires the dissemination of certain information regarding the director designees who will take control of the Viola Board to all Viola stockholders ten (10) days prior to their taking office, however, it does not empower stockholders to vote on such matter. DataMEG has not determined who its designees to the Viola Board of Directors will be.

DEVELOPMENT STAGE COMPANY

        The Company's wholly owned subsidiary, DataMEG, is a development stage Company. DataMEG has no material properties. Other than office supplies, furniture and equipment incidental to the development to the of its technology products, its primary assets are the technology it has and is developing for high speed data transmission over ordinary telephone lines referred to by the Company as a Communications Acceleration Systems (CAS), the ownership of which is the subject of pending litigation (see "Legal Proceedings"). DataMEG reports to have filed patents pertinent to this technology development and its proprietary tone, frequency, modulation technology. DataMEG's core strategy is to obtain business partners in specific market sectors that its feels will enhance its ability to introduce a working CAS network. As with all start-up companies, the success of its business plan, the viability of its technology, market acceptance of its products, when and if developed from such technology, and DataMEG's ability to obtain the necessary capital to implement such plan are speculative.

ABSENCE OF OPERATING HISTORY

        The DataMEG is a relatively new entity with no history of operations, revenues or earnings and is subject to the risks inherent in the formation of a new business. It is possible that the Company may continue to incur operating losses either as a result of continuing efforts to develop a commercially saleable product or, even if such product is developed, because the revenues generated thereby cannot off set the accrued and continuing cost of operations.

COMPETITION

        The telecommunications industry is highly competitive and served by numerous national, regional and local firms, all of which are either existing or potential competitors. Other companies are presently working on other methods of accelerating data, voice and other types of transmission over various media which may, when developed, be superior to the Company's product. Many of these competitors have substantially greater financial, technical and marketing resources and greater name recognition. While the Company believes the technical expertise it possesses is relatively unique, there are relatively few barriers to entry into our markets and we will face additional competition from new entrants into our markets.

DEPENDENCE ON KEY EMPLOYEES

Our success is highly dependent on the efforts and abilities of our key employees, especially John Cairns the creator and technical implementer of the CAS. On January 1, 1999, Mr. Cairns entered into a three year employment agreement with DataMEG that contains non-competition covenants that extend for a period of one year following termination of his employment. Such agreement also contains non-solicitation covenants that terminates, with respect to employees and customers, one and two years, respectively, following termination of his employment. Additionally, the employment agreement incorporates a nondisclosure agreement which expires three years following the termination of his employment. Such agreement does not guarantee that Mr. Cairns will continue his employment with DataMEG or that such covenants will be enforceable. The loss of the services of this or other key employees for any reason could have a material adverse effect on our business, operating results and financial condition.

CONTROL BY PRINCIPAL SHAREHOLDERS

        Upon completion of this offering, Mr. Benson and Mr. Phillips and Mr. Cairns will beneficially own approximately 33%, 33% and 13% respectively, of the outstanding shares of Common Stock. As a result, they will retain the voting power to exercise control over the election of directors and other matters requiring a vote of the shareholders of the Company. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company and may also impede or preclude transactions in which shareholders might otherwise receive a premium for their shares over then current market prices.

RELIANCE ON INTELLECTUAL PROPERTY RIGHTS

        We rely upon a combination of nondisclosure and other contractual arrangements and trade secret, copyright and trademark laws to protect our proprietary rights and the proprietary rights of third parties from whom we may license intellectual property. The ownership of the CAS technology is currently the subject of pending litigation. (See "Legal Proceedings") We enter into confidentiality agreements with our key employees and limit distribution of proprietary information. There can be no assurance that the steps we have taken in this regard will be adequate to deter misappropriation of proprietary information or that we will be able to detect unauthorized use of and take appropriate steps to enforce our intellectual property rights. Although we do not believe that our activities infringe on the rights of third parties, there can be no assurance that third parties will not assert infringement claims against us in the future, that such assertions will not result in costly litigation or require us to obtain a license for the intellectual property rights of third parties, or that such licenses will be available on reasonable terms or at all.

USE OF PROCEEDS

        We will not receive any of the proceeds from the sale of the shares of the selling shareholder.

DETERMINATION OF OFFERING PRICE

        Each selling shareholder will determine the prices at which he sells his shares.

DILUTION

Not Applicable.

SELLING SHAREHOLDERS

        The following table sets forth the number of shares of common stock which each selling shareholder has requested be registered currently for sale and the number of shares and percent of all issued and outstanding shares of common stock which will be held by each after the sale contemplated hereby.

Name:                   Shares to be sold    Shares held after sale    Percent
Andrew Benson            93,750              10,823,892             33%
Reggie Phillips          93,750              10,823,892             33%
John Cairns              32,500               4,329,557             13%
Eric Clever              25,000                  25,000             <1%

    Mr. Benson is President of the Company's wholly-owned subsidiary
DataMEG. Mr. Phillips is DataMEG's Chief Operating Officer. Mr. Cairns is the DataMEG's Vice-President for Development. Each has been employed by DataMEG since January 1, 1999, April 1, 1999 and January 1, 1999 respectively.


        This Registration Statement will also cover any additional shares of common stock which become issuable in connection with the shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, merger, consolidation, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of common stock.

PLAN OF DISTRIBUTION

        We are registering this offering of shares on behalf of the selling shareholders, and we will pay all costs, expenses and fees related to such registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses and the expenses of any special audits or "cold comfort" letters. Each selling shareholders will pay all selling expenses, including all underwriting discounts and selling commissions, all fees and disbursements of his counsel and any "road show" and other marketing expenses incurred by the Company or any underwriters which are not otherwise paid by such underwriters.

        Each selling shareholder may sell his shares from time to time in one or more transactions in the over-the-counter securities market or in private, negotiated transactions. Each selling shareholder will determine the prices at which he sells his shares. Such transactions may or may not involve brokers or dealers.

        If the selling shareholder uses a broker-dealer to complete his sale of the shares, such broker-dealer may receive compensation in the form of discounts, concessions or commissions from the selling shareholder or from you, as purchaser (which compensation might exceed customary commission).

DESCRIPTION OF CAPITAL STOCK

        See "Incorporation of Certain Information by Reference"

INTERESTS OF NAMED EXPERTS & COUNSEL

Not Applicable

MATERIAL CHANGES

Not Applicable


INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are hereby incorporated herein by reference:

(1) The Company's Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2000.

(2) The Company's Current Report on Form 8-K filed with the Commission on August 18, 2000.

(3) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 10, filed with the Commission pursuant to Section 12(g) of the Securities Exchange
Act of 1934 (the "Exchange Act") on October 3, 1995 as amended by the Company's Current Report on Form 8-K filed August 18, 2000 incorporated herein by reference.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all shares of Common Stock being offered hereby have been sold or which deregisters all shares of Common Stock then remaining unsold, shall be deemed incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or replaces such statement.
Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.
The Company undertakes to provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any and all information that has been incorporated by reference in this prospectus (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into the information that this prospectus incorporates). Such request should be directed to the President, The Viola Group, Inc., 1653 Haight Avenue, Bronx, New York 10461-1503, telephone number (718) 409-6599.


DIRECTOR AND OFFICER INDEMNIFICATION

The Company's Bylaws contain certain provisions indemnifying directors and officers of the Company to the fullest extent permitted by law and providing for the advancement of expenses incurred in connection with an action upon the receipt of an appropriate undertaking to repay such amount if it is determined that the individual in question is not entitled to indemnification.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.